Exhibit 99.1




===============================================================================

                        P R E S S   R E L E A S E

===============================================================================


RELEASE DATE:                      CONTACT:
-------------                      --------

July 18, 2003                      CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                         FOR IMMEDIATE RELEASE
                         ---------------------


                   ESB FINANCIAL CORPORATION REPORTS
                     SECOND QUARTER 2003 EARNINGS


Ellwood City, Pennsylvania, July 18, 2003 - ESB Financial Corporation (Nasdaq:
ESBF), the parent company of ESB Bank, F.S.B., today announced earnings for the quarter ended June 30, 2003 of $0.15 per diluted share on net income of $1.7 million, as compared to earnings of $0.23 per diluted share on net income of $2.3 million for the quarter ended June 30, 2002. The Company's annualized return on average assets and average equity were 0.49% and 6.57%, respectively, for the quarter ended June 30, 2003, compared to 0.72% and 11.10%, respectively, for the quarter ended June 30, 2002.

For the six month period ended June 30, 2003, the Company realized earnings of $0.38 per diluted share on net income of $4.0 million, as compared to earnings of $0.43 per diluted share on net income of $4.5 million for the same period in the prior year. The Company's annualized return on average assets and average equity were 0.60% and 8.04%, respectively, for the six-month period ended June 30, 2003, compared to 0.70% and 10.76%, respectively, for the six months ended June 30, 2002.

In announcing the results of operations for the quarter and the six months ended June 30, 2003, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "We are announcing operating earnings that are a reflection of a 45-year low in interest rates. This extended low interest rate environment continues to put pressure on the Company's interest rate margins. The operating results for the second quarter reflect higher levels of loan refinancing and repayments. Prepayments are also affecting the Company's securities portfolio in reducing the overall asset yields. We are pleased to show growth in our deposit base, which we hope to continue over the remainder of the year. This Company continues to pursue strategies to grow earnings despite the current interest rate environment.
One of these strategies has been the Company's real estate joint ventures which continue to experience success." Ms. Zuschlag finished by stating that "management is also pleased to announce the Company's recent addition to the Russell 3000 index which should provide more liquidity to our shareholders. The addition of our stock to this index is a



Press Release
Page 2 of 4
July 18, 2003

reflection of our growth in recent years and an example of how we strive to enhance shareholder value. As always, management will continue to pursue strategies of sound growth that will provide a solid investment return to our shareholders."

Consolidated net income decreased $677,000, or 28.8%, to $1.7 million for the quarter ended June 30, 2003, compared to $2.3 million for the same period in the prior year. This decrease was the result of a decrease in net interest income, after the provision for loan losses, of $1.3 million, partially offset by an increase in non-interest income of $44,000 and decreases in non-interest expense and the provision for income taxes of $248,000 and $303,000, respectively.

Consolidated net income for the six month period ended June 30, 2003, as compared to the six month period ended June 30, 2002, decreased $424,000, or 9.5%, to $4.0 million from $4.5 million. This decrease was primarily the result of a decrease in net interest income, after the provision for loan losses, of $888,000 and an increase in non-interest expense of $93,000, partially offset by an increase in non-interest income of $404,000 and a decrease in the provision for income taxes of $153,000.

The Company's total assets increased by $21.9 million, or 1.7%, to $1.34 billion at June 30, 2003, from $1.32 billion at December 31, 2002. This increase resulted primarily from an increase to securities of $30.6 million, or 3.5%, to $895.7 million, which was partially offset by a decrease to loans receivable of $11.2 million, or 3.3%, to $328.1 million.

The Company's total liabilities increased by $16.9 million, or 1.4%, to $1.24 billion at June 30, 2003, from $1.22 billion at December 31, 2002. This increase in total liabilities was primarily the result of an increase in deposits of $29.8 million, or 5.1%, which was partially offset by a decrease in borrowed funds of $14.8 million or 2.4%.

Total stockholders' equity increased $5.0 million, or 5.2%, to $101.4 million at June 30, 2003, from $96.4 million at December 31, 2002. The increase to stockholders' equity was the result of increases to additional paid in capital, retained earnings and accumulated other comprehensive income of $321,000, $1.8 million and $2.9 million, respectively, as well as decreases to unearned employee stock ownership plan shares and unvested shares held by management recognition plan of $314,000 and $14,000, respectively, which were partially offset by an increase in treasury stock of $299,000. The increase to accumulated other comprehensive income was a result of the market value adjustment to the Company's investment securities available for sale portfolio. Average stockholders' equity to average assets was 7.47%, and book value per share was $9.64 at June 30, 2003 compared to 6.85% and $9.17 at December 31, 2002.







Press Release
Page 3 of 4
July 18, 2003


ESB Financial Corporation is the parent holding company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through 17 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.
































Press Release
Page 4 of 4
July 18, 2003




                           ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                                     Financial Highlights
                     (Dollars in Thousands - Except Per Share Amounts (1))

OPERATIONS DATA:
                                                            Three Months                 Six Months
                                                           Ended June 30,              Ended June 30,
                                                          2003       2002           2003           2002
                                                         -------    -------        -------        -------
    Interest income                                      $15,743    $18,750        $32,491        $37,531
    Interest expense                                      10,740     13,116         21,784         26,383
                                                         -------    -------        -------        -------
    Net interest income                                    5,003      5,634         10,707         11,148
    Provision for (recovery of) loan losses                  152       (489)           (30)          (477)
                                                         -------    -------        -------        -------
    Net interest income after provision for
       (recovery of) loan losses                           4,851      6,123         10,737         11,625
    Noninterest income                                     1,675      1,631          3,106          2,702
    Noninterest expense                                    4,612      4,860          9,008          8,915
                                                         -------    -------        -------        -------
    Income before provision
       for income taxes                                    1,914      2,894          4,835          5,412
    Provision for income taxes                               243        546            800            953
                                                         -------    -------        -------        -------
    Net income                                           $ 1,671    $ 2,348        $ 4,035        $ 4,459
                                                         =======    =======        =======        =======
    Net income per share: (1)
       Basic                                               $0.16      $0.23          $0.40          $0.44
       Diluted                                             $0.15      $0.23          $0.38          $0.43

    Annualized return on average assets                     0.49%      0.72%          0.60%          0.70%
    Annualized return on average equity                     6.57%     11.10%          8.04%         10.76%

FINANCIAL CONDITION DATA:
                                                                                           As of:
                                                                                  06/30/03       12/31/02
                                                                                  --------       --------
    Total assets                                                                $1,341,586     $1,319,695
    Cash and cash equivalents                                                       17,611         15,133
    Total investment securities                                                    895,696        865,135
    Loans receivable, net                                                          328,123        339,324
    Customer deposits                                                              619,650        589,826
    Borrowed funds (includes subordinated debt)                                    606,748        621,526
    Stockholders' equity                                                           101,357         96,371
    Book value per share (1)                                                         $9.64          $9.17

    Average equity to average assets                                                  7.47%          6.85%
    Allowance for loan losses to loans receivable                                     1.19%          1.19%
    Non-performing assets to total assets                                             0.24%          0.28%


(1) Per share amounts have been restated to reflect two six-for-five stock splits paid May 15, 2003 to the stockholders of record at the close of business on May 1, 2003 and paid October 25, 2002 to the stockholders of record at the close of business on September 30, 2002.